Exhibit 99.1

News Release

Contact:	Paul Laikind, Ph.D.	Susan Neath
	Metabasis Therapeutics, Inc.	Atkins + Associates
	(858) 622-5550	(858) 527-3486

FOR IMMEDIATE RELEASE

METABASIS ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

SAN DIEGO, CA — August 12, 2004 — Metabasis Therapeutics, Inc. (NASDAQ: MBRX) today reported financial results for the three months and six months ended June 30, 2004.

Financial Review

On June 21, 2004, Metabasis completed an initial public offering in which the company sold 5,000,000 shares of common stock for proceeds of $30.7 million, net of underwriting discounts and commissions and offering expenses.  As of June 30, 2004, Metabasis had $51.4 million in cash and cash equivalents and short-term investments available-for-sale as compared to $25.3 million as of December 31, 2003, an increase of $26.1 million. The increase was mainly due to the issuance of common stock in connection with our initial public offering in June 2004.

Revenues for the three months and six months ended June 30, 2004 were $1.8 million and $5.9 million, respectively, compared to $2.0 million and $3.0 million for the same periods in 2003.  The net loss for the three months ended June 30, 2004 was $3.6 million, or $1.17 per share, compared to a net loss of $2.3 million, or $1.42 per share, in the second quarter of 2003. The net loss for the six months ended June 30, 2004 was $4.1 million, or $1.85 per share, compared to a net loss of $5.7 million, or $3.60 per share, for the same period in 2003.  The increase in year-to-date revenues and corresponding decreases both in year-to-date net loss and net loss per share were attributable primarily to payments received by the company from its partners for the successful attainment of clinical development milestones.  These revenue increases were partially offset by increases in year-to-date research and development and general and administrative expenses associated with the company’s growth, the advancement of its product pipeline and its transition to a public company.

“While our year-to-date net loss and net loss per share were positively impacted by the milestone payments we received from our partners, we expect net loss and net loss per share to fluctuate from quarter to quarter as the company continues to grow and pursue its clinical objectives,” said John Beck, Metabasis’ Vice President of Finance and CFO.

Dr. Paul Laikind, Chairman, President and CEO said, “The second quarter was very productive for Metabasis with excellent progress made on our strategic goals.  We made important advances with the three product candidates we have in the clinic, including successful completion of proof of concept studies on CS-917, our first generation gluconeogenesis inhibitor for diabetes and on remofovir, our HepDirect antiviral for the treatment of hepatitis B.  Our third clinical stage product candidate, MB07133, for the treatment of primary liver cancer, is also progressing well with the current study in patients expected to be completed around year-end.”

Dr. Laikind further stated, “The Company also made excellent progress on its efforts to further bolster its product pipeline through internal discovery.  We expect to file an IND on MB07803, a 2nd generation gluconeogenesis inhibitor for the treatment of diabetes, around the end of the year and we have other advanced research programs that could yield additional clinical development candidates over the next twelve to twenty-four months for the treatment of diseases such as hyperlipidemia, diabetes and possibly obesity.  We are also making progress in our hepatitis C collaboration with Merck.   Of course, a key event for the company was the completion of our initial public offering in June.  The resources provided by the IPO position us well to strategically pursue our corporate objectives.”

Recent Highlights

•                    CS-917: Reported Preliminary Evidence of Efficacy and Earned a Milestone: Completed a Phase 2, proof of concept study of CS-917 in patients with type 2 diabetes mellitus that provided preliminary evidence of efficacy.  Earned a $3.5 million milestone payment from its partner on the project, Sankyo Co., Ltd.

•                    Remofovir:  Reported Preliminary Evidence of Efficacy and Earned a Milestone: Data from the first three of four doses in a 28-day study in patients infected with the hepatitis B virus provided the first preliminary evidence of efficacy. The results were consistent with expected results for Metabasis’ HepDirectTM technology based on previous pre-clinical studies.  A decision was made by the company’s partner and licensee for the product, Valeant Pharmaceuticals International, to proceed with development and Metabasis earned a $1 million milestone payment.

•                    Remofovir: Initiated a Phase 2, Multi-center Clinical Study: Valeant is enrolling patients in the U.S. and Asia and results from this trial would be used for selection of the dose for Phase 3 studies that would be expected to begin in 2005 if all goes according to plan.

•                    Completed Initial Public Offering (IPO): Metabasis issued 5 million shares at $7.00 a share garnering gross proceeds of $35 million in June 2004.

•                    Published a Key Report on the HepDirect Technology: Metabasis scientists published an article in the prestigious peer-reviewed Journal of the American Chemical Society (JACS) describing aspects of the company’s proprietary HepDirect prodrug technology that the company uses to direct drugs to the liver to treat metabolic and liver diseases. Subsequent to the article appearing in JACS, Nature published a brief review highlighting the technology in its “News and Views” section.

•                    Issuance of Four Patents Bolstered Proprietary Position on Products and Technology:  New patents issued, including an important patent related to the HepDirect prodrug technology and the gluconeogenesis inhibitor program that expand and strengthen the company’s proprietary position.

Conference Call

Metabasis management team will host a conference call and live webcast today to discuss second quarter 2004 financial results at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).  Individuals interested in participating in the call may do so by dialing (800) 299-9630 for domestic callers and (617) 786-2904 for international callers.  Please specify to the operator that you would like to join the “Metabasis Second Quarter Financial Results Conference Call.”  The conference call will be webcast live on Metabasis’ website at http://www.mbasis.com under the “Investor” section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases linked to pathways in the liver and to treat liver diseases.  The company has established a broad product pipeline targeting large markets with significant unmet medical needs.  Metabasis has three internally discovered, novel product candidates in clinical development: CS-917, remofovir and MB07133, indicated for the treatment of type 2 diabetes, hepatitis B and primary liver cancer, respectively. All three products are being studied in patients and preliminary evidence of efficacy has been demonstrated with CS-917 and remofovir.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ technology and the HepDirect technology.  The NuMimetic technology was used to discover CS-917, a first-in-class gluconeogenesis inhibitor, and was also used to identify MB07803, a 2nd generation gluconeogenesis inhibitor that is expected to enter the clinic in 2005 for the treatment of type 2 diabetes.  The HepDirect technology, a liver-targeting prodrug technology, was used to develop remofovir and MB07133 and is also being used in a partnership with Merck to discover new treatments for hepatitis C.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’

progress on its strategic goals and pursuit of its corporate objectives, the completion of clinical trials for Metabasis’ product candidates, the expansion of Metabasis’ product pipeline including the filing of an IND for MB07803 and the designation of additional product candidates from Metabasis’ advanced research programs, and the strength of Metabasis’ proprietary position as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; adverse side effects or inadequate efficacy of Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of  its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act on June 16, 2004.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$51,432	$25,257
Other current assets	2,649	1,423
Total current assets	54,081	26,680
Property and equipment, net	2,244	1,727
Other assets	149	703
Total assets	$56,474	$29,110

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,160	$3,269
Other current liabilities	952	1,069
Total current liabilities	4,112	4,338
Long-term liabilities	1,259	1,335
Stockholders’ equity	51,103	23,437
Total liabilities and stockholders’ equity	$56,474	$29,110

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenues:
Sponsored research	$344	$—	$688	$—
Milestones	1,000	1,000	4,500	1,000
License fees	125	911	250	1,822
Other revenue	302	111	503	144
Total revenues	1,771	2,022	5,941	2,966

Operating expenses:
Research and development	4,103	3,630	7,756	7,233
General and administrative	898	650	1,593	1,324
Amortization of employee stock-based compensation	413	63	756	102
Total operating expenses	5,414	4,343	10,105	8,659

Loss from operations	(3,643)	(2,321)	(4,164)	(5,693)
Total interest and other income (expense)	10	(6)	19	2

Net loss	$(3,633)	$(2,327)	$(4,145)	$(5,691)

Basic and diluted net loss per share	$(1.17)	$(1.42)	$(1.85)	$(3.60)
Shares used to compute basic and diluted net loss per share	3,106	1,644	2,242	1,581

Pro forma basic and diluted net loss per share	$(0.28)	$(0.27)	$(0.33)	$(0.66)
Pro forma shares used to compute basic and diluted net loss per share (1)	13,058	8,732	12,740	8,669

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-of converted method as of the beginning of the period or the date of issuance, if later.